EXHIBIT 99.1

UFP Technologies Announces Record Q2 Results

NEWBURYPORT, Mass., Aug. 02, 2022 (GLOBE NEWSWIRE) -- UFP Technologies, Inc. (Nasdaq: UFPT), an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market, today reported net income of $8.9 million or $1.17 per diluted common share outstanding for its second quarter ended June 30, 2022, compared to net income of $4.7 million or $0.62 per diluted common share outstanding for the same quarter in 2021. Sales for the second quarter were $94.3 million compared to sales of $50.7 million in the second quarter of 2021. Net income for the six-month period ended June 30, 2022 was $13.8 million or $1.81 per diluted common share outstanding compared to $8.9 million or $1.17 per diluted common share outstanding for the same period in 2021. Sales for the six-month period ended June 30, 2022 were $165.6 million compared to sales of $99.3 million for the same period in 2021.

“I am extremely pleased with our Q2 results,” said R. Jeffrey Bailly, Chairman & CEO. “Organic growth of 17.9% plus $34.6 million in revenue from our three recent acquisitions – Contech Medical, DAS Medical, and Advant Medical – combined to yield $94.3 million in revenue, or 86% quarter-over-quarter growth. Also, operating income grew 97% to $12.2 million, and EPS grew 89% to $1.17. A key driver of this success was the resolution of supply chain issues that had delayed raw materials critical to our robotic surgery customers. With new qualified equipment in place, we were ready when the raw materials became available and quickly ramped up production to meet the pent-up demand.”

“Two offsetting events also factored into our operating results,” Bailly said. “The first was a $6.2 million gain on the sale of real estate in Georgetown, Massachusetts, which we recently vacated. The second was a $6 million increase in the accrual of future earnouts for our recent acquisitions, a reflection of their strong current and forecasted results and a solid increase in customer commitments. Each of these companies has exceeded our expectations, and the integration process with all three is going very well.”

“In addition, on July 26th we sold our Molded Fiber business and related Iowa real estate to CKF for $32 million. The objective was to sharpen our strategic focus and free up talent and capital to grow our MedTech business,” Bailly said. “Our improved operating results, combined with the cash generated from these two recent sales, will increase availability under our line of credit and position us well to fund new internal and external growth opportunities.”

Financial Highlights for Q2 and YTD 2022

  Sales for the second quarter increased 86.2% to $94.3 million, from $50.7 million in the same period of 2021. Year-to-date sales through June increased 66.8% to $165.6 million, from $99.3 million in the same period of 2021.
  Second quarter sales to the medical market increased 127.8%. Sales to the aerospace & defense and automotive markets decreased 14.3% and increased 22.0%, respectively. All other sales (consumer, electronics, and industrial) increased 18.3%.
  Year-to-date sales to the medical market increased 102.3%. Sales to the aerospace & defense and automotive markets decreased 14.3% and increased 6.0%, respectively. All other sales (consumer, electronics, and industrial) increased 15.0%.
  Gross profit as a percentage of sales (“gross margin”) decreased to 25.8% for the second quarter, from 26.5% in the same quarter of 2021. Gross margin for the six-month period ended June 30, 2022 decreased to 25.0% from 26.2% in the same period of 2021.
  Selling, general and administrative expenses (“SG&A”) for the second quarter increased 67.1% to $12.1 million in 2022 compared to $7.2 million in the same quarter of 2021. For the six-month period ended June 30, 2022, SG&A increased 51.9% to $22.1 million from $14.5 million in the same period of 2021.
  For the second quarter, operating income increased to $12.2 million, from $6.2 million in the same quarter of 2021. For the six-month period ended June 30, 2022, operating income increased to $18.6 million, from $11.5 million in the same period of 2021.
  Net income increased to $8.9 million in the second quarter of 2022, from $4.7 million in the same period of 2021. For the six-month period ended June 30, 2022 net income increased to $13.8 million, from $8.9 million in the same period of 2021.

About UFP Technologies, Inc.
UFP Technologies is an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market. Utilizing highly specialized foams, films, and plastics, we convert raw materials through laminating, molding, radio frequency welding and fabricating techniques. We are diversified by also providing highly engineered solutions to customers in the aerospace & defense, automotive, consumer, electronics, and industrial markets.

Consolidated Condensed Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2022		2021	2022	2021
Net sales	$94,343		$50,655	$165,585	$99,254
Cost of sales	70,019		37,241	124,128	73,231
Gross profit	24,324		13,414	41,457	26,023
SG&A	12,078		7,228	22,088	14,538
Change in fair value of contingent consideration	6,002		-	6,002	-
Gain on sale of fixed assets	(6,197)		(21)	(6,209)	(21)
Acquisition costs	242		-	1,017	-
Operating income	12,199	-	6,207	18,559	11,506
Interest expense (income), net	733		(21)	1,060	(5)
Other (income) expense	(157)		4	(209)	(7)
Income before income taxes	11,623		6,224	17,708	11,518
Income taxes	2,694		1,509	3,921	2,640
Net income	$8,929		$4,715	$13,787	$8,878

Net income per share	$1.18		$0.63	$1.83	$1.18
Net income per diluted share	$1.17		$0.62	$1.81	$1.17

Weighted average common shares outstanding	7,563		7,527	7,554	7,517
Weighted average diluted common shares outstanding	7,608		7,573	7,618	7,575

Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	June 30,	December 31,
	2022	2021

Assets:
Cash and cash equivalents	$5,576	$11,117
Receivables, net	57,913	39,384
Inventories	50,556	33,436
Other current assets	11,654	3,383
Net property, plant, and equipment	66,118	56,569
Goodwill	114,921	107,905
Intangible assets, net	70,514	67,585
Other assets	17,799	14,753
Total assets	$395,051	$334,132
Liabilities and equity:
Accounts payable	23,443	10,611
Other current liabilities	29,939	24,095
Other liabilities	134,379	104,980
Total liabilities	187,761	139,686
Total stockholders' equity	207,290	194,446
Total liabilities and stockholders' equity	$395,051	$334,132

Forward Looking Statements
Certain statements in this press release may be considered "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. In some cases, the reader can identify forward-looking statements by words such as "may," "should," "expect," "intend," "will," "estimate," "anticipate," "believe," "predict," or similar words. Forward-looking statements relate to expected financial or operating performance and/or future business prospects, events and plans. Such statements include, but are not limited to: statements regarding our supply chain arrangements; expectations regarding our liquidity and business opportunities, including availability under our line of credit; statements about our growth potential and strategies for growth; statements about our ability to integrate acquired businesses; and any statements implying that we may be able to sustain or increase sales, earnings and earnings per share or sales, earnings and earnings per share growth rates. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could adversely affect our business and prospects, and otherwise cause actual results to differ materially from those anticipated by such forward-looking statements, or otherwise. These risks include, without limitation: risks relating to our ability to successfully and timely source components and raw materials from suppliers; risks relating to disruptions and delays in our supply chain; risks relating to decreased demand for our products; risks relating to the potential closure of any of our facilities or the unavailability of key personnel or other employees; risks that our inventory or cash reserves may be insufficient; risks relating to the availability and sufficiency of our line of credit; risks relating to the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any acquisition candidates; risks and uncertainties associated with increasing sales, earnings and earnings per share, as well as other risks and uncertainties that are detailed in the documents we file with the Securities and Exchange Commission (“SEC”). Accordingly, actual results may differ materially. Readers are referred to the documents we file with the SEC, specifically the last report on Form 10-K. The forward-looking statements contained herein speak only of our expectations as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions, or circumstances on which any such statement is based, except as otherwise required by law.

Contact: Ron Lataille
978-234-0926